Exhibit 99.1

Venoco, Inc.

www.venocoinc.com

For Immediate Release

January 23, 2006

Venoco, Inc. Names DePuy Chief Operating Officer

and Griggs Chief Accounting Officer

DENVER, Colorado, January 23, 2006/PRNewswire: Venoco, Inc. announced it promoted Mark DePuy to Senior Vice President and Chief Operating Officer.  Mr. DePuy joined Venoco in August 2005 as Vice President for Northern Assets after twenty-seven years with UNOCAL Corporation and affiliates.

“Mark has gained a thorough understanding of our core oil and gas assets to which he can now apply his extensive business, engineering and planning experience from both domestic and international operations,” said Tim Marquez, CEO and Chairman of the board.

Prior to Venoco, Mr. DePuy served in various operational and business planning functions with Unocal.  His work experience includes over 13 years in Coastal California operations, both offshore and onshore.  As a corporate planning manager for Unocal, Mr. DePuy was responsible for a worldwide capital budget of $2 billion, business planning and performance management.

Mr. DePuy is a registered engineer, with a petroleum engineering degree from Colorado School of Mines and an M.B.A. from UCLA’s Anderson Graduate School of Management.  He has been active with the Society of Petroleum Engineers and the American Petroleum Institute.

Venoco also announced it has hired Douglas Griggs as the company’s Chief Accounting Officer.  Mr. Griggs is a Certified Public Accountant with twenty-five years of accounting, including 13 years with Ernst & Young, financial management and Sarbanes project consulting experience.  He has an accounting and economics degree from the University of N. Iowa.

“Doug will fill a vital role as the company becomes publicly traded,” explained David Christofferson, Venoco’s Chief Financial Officer.  “His extensive experience with Sarbanes projects will also be important to implementing our Sarbanes compliance program.”

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California.  It has regional headquarters in Carpinteria, California and corporate headquarters in Denver, Colorado.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three other platforms, and also operates two onshore properties in Southern California and approximately 110 natural gas wells in Northern California.

Forward-looking Statements

All statements made in this news release other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of risks and uncertainties. Any number of factors could cause actual results to differ materially from those reflected in the forward-looking statements, including, but not limited to, risks associated with management’s ability to implement the Company’s business strategy (including risks related to the timing and extent of changes in oil and natural gas prices and the level of competition for oil and natural gas properties available for purchase) and possible market-related or other impediments to the Company’s planned offering of common stock. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

This release can be found at http://www.venocoinc.com

SOURCE Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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